EXHIBIT 4.14

Exhibit 4.14

INSTRUMENT OF
AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

Effective July 2, 2007, the MDU Resources Group, Inc. 401(k) Retirement Plan, as amended and restated December 31, 2006, (the “Plan”), is hereby further amended by adding a new Supplement D-19 immediately following Supplement D-18 of the Plan, as follows:

Supplement D-19 to the Plan Document

Provisions Relating to the
Cascade Natural Gas Corporation
Special Contribution, Special Transition Contribution, and Profit Sharing Feature

1.
Introduction. Effective July 2, 2007, Cascade Natural Gas Corporation (“Cascade”) became a Participating Affiliate in the Plan and hereby established the Special Contribution, Special Transition Contribution, and Profit Sharing Feature described in this Supplement D-19.

2.
Eligibility to Share in the Special Contribution, Special Transition Contribution, and Profit Sharing Feature. In order to share in the allocation of any Special Contribution, Special Transition Contribution, or Profit Sharing Contribution made by Cascade pursuant to Paragraph 3 or 4 for a given Plan Year, a Participant must be an Eligible Employee of Cascade, complete 1,000 Hours of Service in that Plan Year (including Hours of Service at Cascade at any time during the Plan Year) and be (a) a non-bargaining unit employee, (b) a part of the CSR Bargaining Unit (“CBU”), or (c) a part of the Field Operations Bargaining Unit (“FOBU”).  Participants who meet the preceding requirements are referred to herein as “Supplement D-19 Participants.”

3.
Amount of Special Contribution and Special Transition Contribution Allocation. Supplement D-19 Participants who are (a) non-bargaining unit employees, (b) part of the CBU, or (c) part of the FOBU hired on January 1, 2007 or later shall be eligible to receive a Special Contribution equal to 4% of such Supplement D-19 Participants’ eligible compensation under the Plan.

In addition, Supplement D-19 Participants hired on June 30, 2003, or before who are non-bargaining unit employees or who are part of the CBU shall be eligible to receive a Special Transition Contribution equal to 1% to 4% of such Supplement D-19 Participants’ eligible compensation under the Plan, with the amount of such Special Transition Contribution determined based upon such Supplement D-19 Participant’s age and service as was previously determined under the Cascade Natural Gas Corporation Employee Retirement Savings Plan; provided, however, that no Supplement D-19 Participant shall be eligible for this Special Transition Contribution after September 30, 2008.

4.
Amount of Profit Sharing Contribution Allocation. Supplement D-19 Participants who are non-bargaining unit employees or who are part of the CBU shall be eligible to receive a discretionary Profit Sharing Contribution of such Supplement D-19 Participants’ eligible compensation under the Plan.

5.
Vesting. Notwithstanding anything in Section 4.2 to the contrary, Supplement D-19 Participants shall be vested in their Special Contribution, Special Transition Contribution and Profit Sharing Contribution only upon completing three (3) years of Vesting Service as defined below; provided, however, that Supplement D-19 Participants hired prior to July 2, 2007 shall be fully vested in their Special Contribution, Special Transition Contribution and Profit Sharing Contribution. Supplement D-19 Participants subject to a collective bargaining agreement will be vested according to the terms of the collective bargaining agreement.

  A "Year of Vesting Service" means a Plan Year in which the Supplement D-19 Participant completes at least 1,000 Hours of Service.  In addition, service with any Affiliate that occurred prior to the effective date of Supplement D-19 shall be recognized for purposes of this Paragraph. Notwithstanding the foregoing, a Participant shall be fully vested in his or her Special Contribution Account, Special Transition Contribution Account, and Profit Sharing Contribution Account upon Death, Disability, or upon attaining age 65 if still employed with the Company.

6.	Use of Terms. Terms used in this Supplement D-19 shall, unless defined in this Supplement D-19 or elsewhere noted, have the meanings given to those terms in the Plan.

7.
Inconsistencies with the Plan. The terms of this Supplement D-19 are a part of the Plan and supersede the provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan and this Supplement D-19.

Explanation: This addendum provides for the special contribution, special transition contribution, and profit sharing feature available to Cascade Natural Gas Corporation employees.

[signature on following page]

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this Supplement to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Administrative Committee (“EBAC”) on this 14th day of December, 2007.

MDU RESOURCES GROUP, INC. EMPLOYEE BENEFITS ADMINISTRATIVE COMMITTEE

By:	/s/ Vernon A. Raile
Vernon A. Raile, Acting Chairman